Exhibit 99.2

PRESS RELEASE

FOR IMMEDIATE RELEASE

FOR:	MDC Partners Inc.
45 Hazelton Avenue
Toronto, Ontario M5R 2E3

CONTACTS:	Media	Investors and Analysts
	Katie Kempner	Donna Granato
	Tel: 305-646-7366	Director, Finance & Investor Relations
	kkempner@cpbgroup.com	Tel: 416-960-9000
dgranato@mdc-partners.com

TSX Stock Symbol:		MDZ.SV.A
NASDAQ Stock Symbol:		MDCA

Website:

www.mdc-partners.com

MDC Partners Acquires Majority Stake In Zyman Group

Leading marketing communications company partners with one of the fastest growing marketing strategy consulting firms

TORONTO, Ontario (April 1, 2005) – MDC Partners Inc., announced today that it has acquired a majority stake in Zyman Group, LLC.   Zyman Group, a multi-national marketing strategy consulting firm, is based in Atlanta with offices in Chicago and Mexico City.   The firm was founded by legendary marketer Sergio Zyman, the nation’s first CMO at The Coca-Cola Company.  Mr. Zyman was named by Time magazine as one of their top three marketers of the 20th century.

Zyman Group works with its clients to develop actionable business and marketing strategies designed to accelerate profitable growth.  Zyman Group’s client list includes some of the world’s most well known companies. The firm employs 129 people and generated revenues in 2004 of approximately $65 million.  They were recently named by Inc. magazine as one of the nation’s fastest-growing companies.

“Every client in every industry and every geography in the world is under pressure to grow.  The fundamental need for marketing strategy and actionable plans to help clients grow is greater than ever before,” said Miles Nadal, Chairman and CEO, MDC Partners.  “Zyman Group is a unique company because its management team consists of some of the world’s top marketing, business and consulting talent who’ve helped build some of the world’s leading brands.  They combine a practitioner based business model with consulting sophistication, which is an extremely powerful formula for clients.  Zyman Group is an outstanding addition to MDC Partners’ strategic service offering and will enable us to help clients grow in a more profitable way.”

“After five years of significant growth, MDC Partners provides the culture, resources and infrastructure that will allow Zyman Group to continue leveraging its people and solutions to a broader base of clients in more geographic regions,” said Sergio Zyman. “MDC Partners will enable us to accelerate our growth.  They have developed an outstanding reputation for enabling firms to capitalize on their growth opportunities.”

“The entrepreneurial culture of Zyman Group makes this partnership a natural fit for MDC Partners,” said Chuck Porter, Chief Strategist of MDC Partners.  “Zyman Group is reinventing the business strategy and marketing consulting business, moving from theory to potent and executable plans.  Their work gets used by their clients.  It doesn’t collect dust in a binder on a shelf.”

As part of the transaction, MDC Partners will acquire 61.6% of Zyman Group for a combination of cash and MDC Partners stock.  Sergio Zyman, who will remain Chairman and CEO, and the senior management team will continue to own the remaining 38.4% and participate as partners in the ongoing growth and value creation of the firm.

Contemporaneously with the transaction, MDC Partners amended its senior credit facility to, among other changes, increase the amount of the facility to $150 million.  On closing, MDC Partners will have approximately $110 million drawn under this facility.

MDC Partners will host a conference call on Friday, April 1, 2005 to discuss this transaction.  The conference call will begin at 2:00 p.m. ETN and will be accessible by dialing 416-640-4127 or Toll Free 1-800-814-4861.  A slide presentation will be posted to the Company’s website www.mdc-partners.com and will be referred to during the conference call.

About MDC Partners

MDC Partners is a leading provider of marketing communications services, and secure transaction products and services, to clients in the United States, Canada, Australia and the United Kingdom.  Through its partnership of entrepreneurial firms, its Marketing Communications Division provides advertising and specialized communication services to leading brands.  The Secure Products Division provides security products and services in three primary areas including electronic transaction products, secure ticketing products and stamps.  MDC Partners Class A shares are publicly traded on the Toronto Stock Exchange under the symbol “MDZ.SV.A” and on the NASDAQ under the symbol “MDCA”.

About Zyman Group

Zyman Group is a multi-national marketing strategy consulting firm dedicated to helping companies accelerate growth profitably.  The firm delivers actionable solutions that reflect the depth of its practical experience, scientific approach, and provocative points of view.  These solutions are based on proprietary methodologies that incorporate best practices from leading global companies.  Zyman Group was founded in 1999 by Sergio Zyman, former Chief Marketing Officer at The Coca-Cola Company.

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such forward-looking statements involve risks and uncertainties which may cause the actual results or objectives to be materially different from those expressed or implied by such forward-looking statements.  Such factors include, among other things, the Company’s financial performance; changes in the competitive environment; adverse changes in the economy; ability to maintain long-term relationships with customers; financing requirements; risks arising from material weaknesses in internal control over financial reporting; and other factors set forth in the Company’s Form 40-F for its fiscal year ended December 31, 2003 and subsequent SEC filings.